Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

First American Financial Corporation Appoints

Martha B. Wyrsch to Board of Directors

SANTA ANA, Calif., May 9, 2018 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, announced today that Martha B. Wyrsch has been appointed to the company’s board of directors.

Wyrsch currently serves as the executive vice president and general counsel for Sempra Energy, with oversight of the company’s legal affairs and compliance function. Prior to joining Sempra Energy, Wyrsch was president and CEO of Vestas American Wind Technology, the North American division of a leading global wind turbine manufacturer. As president, Wyrsch had direct responsibility for all North American sales, construction, service and maintenance.

Earlier in her career, she was president and CEO of Spectra Energy Transmission, overseeing its natural gas transmission and storage business in the U.S. and Canada, as well as its gathering, processing and distribution businesses in Canada. In addition to her executive leadership roles, she has served as a member of the board of directors of Spectra Energy Corporation and SPX Corporation. She currently serves on the board of directors of Spectris plc, which is listed on the London stock exchange.

“I’m pleased to welcome Martha to the First American board,” said Parker S. Kennedy, chairman of First American Financial Corporation. “Her experience running intricate businesses and her accomplished service as a director for publicly traded companies make her a valuable addition to our board.”

Wyrsch also currently serves on the national board of directors for the Cristo Rey Network, which serves underprivileged students through 32 college preparatory high schools across the U.S.

She earned a bachelor’s degree in English Literature from the University of Wyoming and a law degree from George Washington University.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and wealth management services.

First American Financial Corporation Appoints Martha B. Wyrsch to Board of Directors

With total revenue of $5.8 billion in 2017, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2018, First American was named to the Fortune 100 Best Companies to Work For® list for the third consecutive year. More information about the company can be found at www.firstam.com.

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Media Contact:	Investor Contact:
Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Craig Barberio Investor Relations First American Financial Corporation 714-250-5214